Exhibit 99.1

Contacts:

Joshua A. Grass	Susan Ferris
Senior Manager, Investor Relations	Manager, Corporate Communications
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6777	(415) 506-6701

For Immediate Release:

BioMarin Initiates Clinical Program in PKU

Novato, CA, February 23, 2004 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) announced today that it has initiated its clinical program for the treatment of phenylketonuria (PKU), originally projected to start at the end of March. PKU, an enzyme deficiency disorder that can cause mental retardation and brain damage, affects at least 50,000 diagnosed people in the developed world. This first pilot trial, which is expected to be completed in the second quarter of 2004, will evaluate PKU patient responsiveness to the enzyme cofactor 6R-BH4. The aim of this study is to define the 6R-BH4 screening method that will be used to identify the population of PKU patients that will most likely respond in future clinical trials to Phenoptin™, BioMarin’s proprietary form of 6R-BH4.

“The study represents an important first step towards improving patient care in PKU, a relatively common genetic disease that requires lifelong management,” stated Richard Koch, M.D., Professor Emeritus of Clinical Pediatrics at the University of Southern California School of Medicine. “Phenoptin has the potential to reduce high, neurotoxic phenylalanine levels, thereby addressing the underlying cause of both the acute and chronic symptoms of PKU. Such a pharmacologic approach would be far more desirable than the conventional method that relies solely on a highly restricted medical food diet.”

This study will build upon the large body of positive clinical data using 6R-BH4 in PKU patients and could accelerate clinical development of Phenoptin. BioMarin expects to start at least one additional clinical trial in PKU by the end of the year.

Fredric D. Price, Chairman and Chief Executive Officer of BioMarin, commented, “Phenoptin is an excellent strategic fit for BioMarin, as it meets our primary product development criteria: its addresses a significant medical need, it offers the opportunity to be first to market, and the underlying biology and mechanism of action are well understood. Mr. Price also noted, “Phenoptin leverages our experience in designing and conducting clinical trials in the genetic diseases arena and is aligned with our corporate goal of building a commercial enterprise with a focus on genetics and pediatrics.”

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Study Design

The study will evaluate the effect of five different 6R-BH4 regimens on blood phenylalanine (Phe) levels. The open-label study will enroll 20 PKU patients over eight years of age and will be conducted at two sites.

About Phenylketonuria (PKU)

PKU, a genetic disorder affecting at least 50,000 diagnosed patients under the age of 40 in the developed world, is caused by a deficiency of the enzyme, phenylalanine hydroxylase (PAH). PAH is required for the metabolism of (Phe), an essential amino acid found in most protein-containing foods. If the active enzyme is not present in sufficient quantities, Phe accumulates to abnormally high levels in the blood and brain resulting in a variety of complications, including severe mental retardation and brain damage, mental illness, seizures and tremors, and cognitive problems. As a result of global newborn screening efforts implemented in the 1960s and early 1970s, virtually all PKU patients in developed countries have been diagnosed at birth. The only treatment currently available for PKU patients is a highly restrictive and expensive medical food diet that most patients find difficult to maintain.

BioMarin Pharmaceutical Inc. focuses on developing and commercializing first-to-market biopharmaceuticals to improve the lives of people living with life-threatening diseases or serious medical conditions.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the development of its product programs for the treatment of PKU; the timing and expectations related to clinical trials of Phenoptin and 6R-BH4; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: results and timing of current and planned preclinical studies and clinical trials; the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning Phenoptin and 6R-BH4; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2002 Annual Report on Form 10-K and the factors contained in BioMarin’s reports on Forms 10-Q and 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin’s press releases and other company information are available online at www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

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